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                                                                  EXHIBIT 10.41

RepliGen                                      Repligen Corporation
                                              One Kendall Square
                                              Building 700
                                              Cambridge, Massachusetts 02139

                                              Telephone: 617-225-6000
                                              Telefax: 617-494-1786
                                              Telex: 881987

                                              May 8, 1992

Avery W. Catlin
241 Central Street
Hingham, MA 02042

Dear Chip,

    This letter is to confirm our offer and your acceptance for the position of Controller at Repligen Corporation. This offer is contingent upon Repligen completing satisfactory reference checks, once you have agreed to the offer. The terms and conditions of your employment are to be as follow:

1. You will receive a base salary of $3,541.67 twice per month, which is equals $85,000 per year.

2. You will be eligible for participation in the Company's Senior Staff Incentive Plan based upon the performance of the individual department(s) under your responsibility and the performance of the Company as a whole against predetermined objectives. The incentive plan is based upon our fiscal year which began April 1, 1992 and will end March 31, 1993.

3. You will be awarded stock options for 12,500 shares of non-qualified common stock of Repligen Corporation, which will Vest evenly over a five year period and will be governed by Repligen's Sock Option Plan. The exercise price will be the closing market price on the day before our next board meeting which is scheduled for July 22, 1992.

4. You will be entitled to all health and medical insurance benefits, including long-term disability, life insurance, and, medical insurance as outlined in the attached benefits material.

5. You will be entitled to participate in Repligen's 401K savings plan, the Employee Stock Ownership plan, and other benefits provided by Repligen Corporation.

6. You will report directly to the Sr. Vice President and C.F.O. and will be a member of his staff.

    Chip, members of the executive group are very impressed with your background, relevant experience, and commitment to the company and feel you will be a very strong addition to the Repligen management team. On a personal note, I look forward to working with you to assure that Repligen progresses steadily through its development stage towards our mutual objective of building a profitable company capable of sustained growth in the years ahead.



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    Please indicate your acceptance to the above by signing below and returning one copy to me. If you have any questions, please do not hesitate to get in touch by telephone.

                                              Sincerely,

                                              /S/ TIMOTHY J. MORRISON

                                              Timothy J. Morrison
                                              Director, Human Resources


I AGREE TO THE ABOVE

/S/ AVERY W. CATLIN
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Avery W. Catlin

5/11/92
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Date


* In the event of employment termination, you would currently, as CFO, be entitled to nine months salary continuation. This is consistent with the CEO and COO. We are in the process of updating and revising your letter of employment.
                                          President & CEO
                                          2-17-95